 EXHIBIT 10.1 - Aircraft Fuel Supply Agreement - SOVEX (Redacted)

Aviation fuel supply contract

No 011/A-12 valid as of 01.01.2012.

between
Joint Stock Company "Sovex", hereinafter referred to as "the Seller", being a legal entity under the laws of the Russian Federation, registered in the Unified State Register of Legal Entities, registration No 1027804877594, principal place of business: 35 Pilotov Ul., Saint Petersburg, 196210, Russia, in the person of its General Director Mr. Andrei Anatolyevich Bakhmet, acting by virtue of the Articles,

and

Baltia Air Lines, Inc, hereinafter referred to as "the Buyer", being a legal entity under the laws of USA, principal place of business: 95-01 63rd Drive, Rego park, NY, 11374, represented by President Igor Dmitrowsky, acting by virtue of the Articles.

hereinafter together also referred to as "Parties".

The Parties hereby have agreed as follows:

1. Subject

1.1. The subject of this Contract shall be the provision of the Buyer's Aircrafts (hereinafter referred to as "the Aircrafts") with aviation fuel (hereinafter referred to as "the Fuel") for performance of flights under orders to Pulkovo Airport on the terms and conditions herein contained.

1.2. The quantity of the Fuel to be supplied, as well as the terms of delivery shall be determined in the Specification signed by the Parties and being an integral part of this Contract (Appendix No 1 hereto). The quantity of products specified in the Specification is approximately and shall be corrected by the Buyer, depending on its needs.

2. Aircrafts of the Buyer

2.1. The Parties have agreed that the Buyer's Aircrafts (hereinafter referred to as the Aircrafts) shall mean the airplanes and/or helicopters specified by the Buyer in its written order. The Buyer must, at least 1 day prior to the date of arrival of an Aircraft at Pulkovo Airport, notify the Seller in written form, and pay all costs connected with the provision of such Aircrafts with the Fuel according to the terms of this Contract.

2.2. The Buyer must produce extracts from operation and maintenance manuals (RTE) for all types of the Aircrafts being operated by the airline, concerning the filling with aviation fuel, as well as the existing conditions and restrictions on refueling parameters

3. Quality

3.1. The Seller guarantees that the aviation fuel supplied by it will correspond to the specification stipulated in GOST 10227-86 of the Russian Federation for brand TS-1, RT

4. Quantity

4.1. The Seller must transfer, and the Buyer must accept the Fuel in the quantity agreed upon by the Parties in the Specification, however provided that the Buyer shall in no case accept any quantities exceeding its real needs.

4.2. If the Buyer's needs for the Fuel exceed the quantity specified in the Specification by more than ten percents (1 0%), the Buyer must notify the Seller on such change not later than fifteen (15) days prior to the beginning of the month in which it is planned to increase the quantity of the Fuel to be supplied.

5. Shipment of fuel

5.1. Fuelling will be carried out according to all applicable legislative acts and regulations being in effect in the Russian Federation, and the requirements of the Chief Operator of Pulkovo Airport.

5.2. The Seller and the Buyer have agreed that fuelling will be carried out by the Seller according to its own standard production and quality control procedures (hereinafter referred to as "the Agreement"), executed as Appendix No 2 being an integral part of this Contract.

5.3. The date of signing by the Parties of a fuel distribution form for refueling an Aircraft will be considered the date of refueling.

5.4 The Buyer must ensure prompt (not later than within 5 minutes upon completion of refueling) signing and receipt of a fuel distribution form. In particular, the Buyer must provide, if so requested by the Seller's personnel, necessary data for inclusion thereof in a fuel distribution form. The powers to sign and receive a fuel distribution forms shall be given to the Buyer's representative by virtue of a power of attorney or to one of the members of the Aircraft's crew. When signing and receiving documents, the Buyer must ensure that its employees indicate their names and positions, as well as produce, at the Seller's request, the documents certifying their identity, and powers of attorney.

5.5. The Buyer must notify the Seller on all changes in the flight time-table of the Buyer's Aircrafts at Pulkovo Airport according to the current laws.

5.6. To ensure prompt provision of the Seller with information on the necessity (absence of such necessity) to refuel an Aircraft. In case of failure to notify (delayed notification) of the Seller on the absence of the necessity to refuel an Aircraft, and if such failure has resulted in the fact of delivery of the Seller's fuelling truck to an Aircraft parking area without performance of the refueling procedure, the Seller shall have the right to request payment of a penalty equal to 50 US dollars. Such fact of delivery of the Seller's fuelling truck to an Aircraft parking area without performance of the refueling procedure shall be certified with a Certificate to be executed according to the procedure stipulated by clause 2.1. of Appendix No 2 hereto ("the Agreement").

5.7. The Buyer hereby authorizes the Seller to take, on its own behalf, any actions connected with customs clearance of the aviation fuel supplied to the Buyer under "Aviation Fuel Supply Contract" No 011/A-12

6. Prices

Unless otherwise stipulated in the Specification, the following provisions shall apply to prices:

6.1. The price of the Fuel to be shipped to the Aircrafts performing flights under orders shall be determined according to the option 81 of the Price-Llst of tariffs and prices for foreign aircraft operators (hereinafter referred to as the Price-List), being in effect at the date of refueling.

6.2. All effective tariffs and prices shall be published on the official web-site of Sovex JSC at www.sovex.ru.

6.3. The Seller may change the Price-List in a unilateral order without execution of an additional agreement on changing tariffs and prices under the Contract

6.4. In case of changes in prices, the updated Price-List shall come into effect not earlier than on the fifth day from the date of notification, provided that such notification has been carried out according to the provisions of clause 12.1 of this Contract.

6.5. Currency of the Contract:
USD (US dollars)

6.6. Currency of settlements:
USD (US dollars)

7. Terms and conditions of payment

7.1. The Buyer must pay for the planned refueling in advance, not later than one (1) banking day prior to the date of refueling.

7.2. If the Buyer has failed to comply with the provision concerning advance payment for the planned quantities of the Fuel, the Seller shall have the right to suspend the provision of the Buyer with the Fuel, having notified the Buyer by fax or e-mall 24 hours prior to such suspension. A notice shall specify the date and time when the provision is planned to be suspended. In this case, the Seller shall bear no responsibility for possible losses of the Buyer and (or) third parties, connected with the suspension of supplies of the Fuel to the Buyer.

7.3. The Seller shall, once every ten days, produce to the Buyer an invoice for the refueling of the Buyer's Aircrafts. The date of producing shall mean the date of transfer of an invoice to the following address:

E-mail: Victoria.cape@baltia.com

Within one (1) banking day from the date of producing an invoice, the Buyer shall have the right to contest correctness thereof. If there are no objections, an invoice shall be considered accepted by both Parties in the wording proposed by the Seller.

7.4. If the Buyer has violated the term of payment established in clause 7.1. hereof, the Seller shall have the right to request the Buyer to pay a fine equal to 0.5% of the overdue amount per each day of delay.

7.5. If the payment amount is insufficient to cover the entire debt, the debt shall be covered according to the following sequence: First of all, fines (interests under borrowings) and penalties, then the principal debt amount.

7.6. Payments shall be considered effected upon arrival thereof at the Seller's bank account.
All bank charges (commissions) collected by the Buyer's bank and by correspondent banks shall be at the Buyer's expense.

7.7. The Seller shall, monthly and at request, send to the Buyer a certificate of verification of mutual payments (hereinafter referred to as "a Certificate") under the Contract The Buyer shall carry out verification and, if there are no objections, return to the Seller one copy of a Certificate signed and certified with its seal within ten (1 0) calendar days upon receipt thereof. If the Buyer violates the terms specified in this clause, a Certificate shall be considered signed in the wording proposed by the Seller.

8. Validity

8.1. This Contract shall come into effect as of the date specified on the first page thereof, and shall remain in force till December 31, 2012. The term of validity of this Contract may be prolonged on the Parties' written agreement for a period not exceeding one calendar year. The Parties shall have the right to prolong this Contract an unlimited number of times.

8.2. If one of the Parties fails to comply or improperly complies with the terms of this Contract, the other Party shall have the right to terminate this Contract in a unilateral order, having notified about its intention in writing twenty (20) days prior to the supposed date of termination.

8.3. Despite the terms of clause 8.2, none of the Parties shall be released from the obligation to effect payments under this Contract.

8.4. Any amendments and additions to this Contract shall be made in written form, and shall only be considered valid if signed by both Parties

8.5. The Contract has been made in Russian and translated into the English language in duplicate, of which one counterpart shall be kept with the Buyer, and the other with the Seller. The Contract shall come into effect as of the date of signing thereof by the Parties.

8.6. This Contract is final and obligatory for both Parties, and does not allow any other interpretation or understanding. None of the Parties shall have the right to transfer its rights and duties under this Contract to any third party without written consent of the other contracting party

9. Responsibility

9.1. The Seller has taken, and shall maintain during the entire term of validity of this Contract, insurance of the Seller's liability to third parties with the total limit (physical injuries/damage to property) of the sum insured equal to one hundred millions US dollars (USD 100,000,000) per insured accident I Aircraft. The Seller reserves the right to choose the insurer at its own discretion, without any consultations with the Buyer.

9.2. If the Buyer has failed to comply with the term of payment, and if RF currency control authorities in this connection have charged penalties to the Seller, the Seller shall recharge such penalties to the Buyer in a separate invoice to be paid by the Buyer within 5 banking days upon receipt thereof.

9.3. The Seller's responsibility for quality of the Fuel supplied shall spread up to the on board filling nozzle of the Buyer's Aircraft. Responsibility for quality of the Fuel in the fuel system of the Buyer's Aircraft shall be borne by the Buyer.

9.4. The Seller shall be released from responsibility for failure to perform or for improper performance of its obligations due to discrepancies between the meteorological conditions and the minimums fixed for the Buyer's crews, minimums fixed for the aerodrome, failure to ensure the state of the runway meeting the requirements of the Flight Operating Manual for the type of the Buyer's Aircraft, due to delayed arrival of an Aircraft at Pulkovo in Airport against the established time-table or time appointed

10. Confidentiality All information contained in this Contract shall be confidential as between the Parties. None of the Parties shall disclose such information to any person on any basis without the other Party's written consent, except for the following:

10.1. to the necessary extent and on a confidential basis, to persons in their own organizations or in similar enterprises involved in the shipment and provision of the services specified in clause 5 hereof; or

10.2. disclosure to the necessary extent at request of any public, regulating or international authorities.

11. Force-major

11.1. Should any unforeseen circumstances arise, which prevent from full or partial performance by either Party of its obligations hereunder, namely: a fire, military actions of any character, blockade, delays of vehicles due to breakdown or bad weather, embargo, actions and/or restrictive acts of public and/or customs authorities, or other circumstances beyond control of one of the Parties, and which arise after the date of this Contract, the period fixed for performance of obligations shall be prolonged for the period of existence of such circumstances.

11.2. Despite the terms of clause 11.1, none of the Parties shall be released from the obligation to effect payments under this Contract.

12. Notices

12.1. Notices under this Contract shall be made in writing (including telex, e-mail and fax), and shall be considered duly served if transferred to the other Party to the addresses specified in this Contract. At request of a Party, the other Party shall confirm the receipt of any notice. Notices transmitted using any electronic communication facilities shall be valid without individual signature.

12.2. Addresses of the Seller:

For correspondence:
35 Pilotov UL, Saint Petersburg, 196210, Russia
E-mail: tzksovex@sovex.ru; serqei.kulbizkiy@sovex.ru
Ph.: 007-812-677-41-81
Fax: 007-812-677-41-81

12.3. Addresses of the Buyer:

For correspondence:
95-01 63rd Drive,
Rego park, NY, 11374
Ph.: 1-718-275-2300
Fax: 1-718-896-7971
E-mail: Victoria.cape@baltia.com

12.4. In case of revocation, cancellation or suspension of the Seller's Certificates of conformity for aviation fuel supply and quality control of aviation fuel and lubricants, as stipulated by this Contract, the Seller must notify the Buyer immediately in writing.

12.5. The Buyer must notify the Seller immediately in the following cases:

A) Revocation, cancellation or suspension, in full or in part, the Buyer's Aircraft Operator Certificate;

B) Initiation of bankruptcy legal proceedings against the Buyer.

13. Representation of the Buyer.

13.1. If the Buyer authorizes any person or organization to sign and receive on its behalf payment documents, Orders, as well as to take other actions connected with performance of the Buyer's financial obligations hereunder, the Buyer shall produce to the Seller a power of attorney certifying the powers of such person or organization to take such actions.

13.2. If there is no authorized representative of the Buyer in the course of provision of the Aircrafts with the Fuel at Pulkovo Airport, an authorized member of the flight crew of the Buyer's Aircraft shall be considered as such representative.

14. Laws, settlement of disputes

14.1. This Contract shall be fulfilled and interpreted according to the laws of the Russian Federation.

14.2. The Parties must take all measures to settle all questions at issue through negotiations and consultations. If it is impossible to settle any questions at issue through negotiations, they shall be considered by the Arbitration Court of Saint Petersburg and the Leningradskaya Oblast according to the Arbitration Procedure Code of the Russian Federation and substantive law of the Russian Federation; Russian shall be the language of arbitration proceedings.

14.3. In case of any discrepancies between the texts in Russian and English, the Russian version shall prevail over the English version in case of legal proceedings. Translations into any other language may be made for convenience of understanding, but such translations shall in no case limit, amend, interpret, determine or add the content of both official versions of this Contract.

15. Amendments

15.1. Any amendments and additions to this Contract shall only be valid if signed by the Parties.

16. Bank information

Bank requisites of the Seller:
USD

[REDACTED]

Bank requisites of the Buyer:
USD:

[REDACTED]

For the Seller /signed/ /sealed/	For the Buyer /signed/ /sealed/

Appendix 1 / Specification 1

to Aviation Fuel Supply Contract
No 011/A-12 of01.01.12

IATA Code: LED

The Buyer's code: according to a flight plan

Period of supply: 01.01.2012-31.12.2012

Estimated annual quantities: 2200 MT
January-	0 MT
February-	0 MT
March-	100 MT
April -	200 MT
May-	300 MT
June-	300 MT
July-	300 MT
August-	300 MT
September-	300 MT
October-	100 MT
November-	100 MT
December-	200 MT

Shipment: "onboard" (delivery terms: FCA -lncoterms 2000)

Price: According to the Price-List of tariffs and prices for foreign aircraft operators, being in effect at the date of refueling.
For the Seller /signed/ /sealed/	For the Buyer /signed/ /sealed/

Appendix No 2

to Contract No 011/A-12 of 01.01.2012.

Constitutes an integral part of the Contract

Agreement
on refueling (provision with aviation fuel of) Aircrafts at Pulkovo Airport

ABBREVIATIONS USED:

The Buyer's Aircraft	-An Aircraft (plane or helicopter) being owned by, and/or leased and/or operated on behalf of, the Buyer and/or the Buyer's Subsidiaries
The Buyer's representative	An authorized person representing interests of the Buyer and/or its Subsidiary
The Seller	-Sovex JSC-organization which provides services in supply (refueling) and sale of fuel aboard the Buyer's Aircraft at Pulkovo Airport of the city of Saint Petersburg, Russia
The Fuel	-Aviation fuel for jet engines, of TS-1 and/or RT brands in accordance with GOST 1022786, which has a Russian certificate of conformity
Poor-quality fuel	-Fuel which does not meet one and/or several certain parameters established by GOST 10227-86 and by departmental normative and technical documentation
NTD	Normative and technical documentation
AWC-L (special liquid)	Anti-water-crystallization liquid "1M" according to OST 54-3-17573- 99, added to the Fuel prior to refueling an Aircraft
The Seller's PRS	-The Seller's pressure refueling system
The Seller's FE	-The Seller's fueling equipment a fuel tank (FT) or a PRS refueling unit (RU) used for refueling the Buyer's Aircraft
A fuel distribution form (order)	-A document to be executed for refueling Aircrafts, which has its serial number and series, contains the date and time of refueling, names of the Seller and the Buyer, flight number (purpose of refueling), Aircraft type and number, and the Fuel name, quantity and density. In case of filling with the Fuel containing AWC-L -name of AWC-L, percentage by volume and density of AWC-L, as well as the number of a Voucher for the Fuel and FE from which the refueling was carried made. A fuel distribution form shall be signed by representatives of the Seller and the Buyer, and shall contain legible (readable) surnames of the persons who have delivered and accepted the Fuel
A Fuel Quality Certificate	-A document to be issued by the Seller's fuels & lubricants laboratory to a shipment of the Fuel from the feed tank from which the Fuel is fed to the Seller's FE and/or PRS, certifying the conformity of the actually established values of physical and chemical parameters of a representative sample of the Fuel from the feed tank and used for refueling the Buyer's Aircraft
A Fuel Voucher	-A document to be issued for the Seller's FE and the Fuel delivered from its tank (reservoir) or pumped through it (RU) to an Aircraft's system, and certifying its readiness for being fed to an Aircraft's fuel system
FEACA	- The Federal Executive Authority in the Field of Civil Aviation of Russia
An Aircraft maintenance schedule	-A Schedule of maintenance of an Aircraft by services of Pulkovo Airport, and by other organizations; regulates delivery of special machines by the time and sequence, with the purpose of well-ordered maintenance, both with or without participation of representatives of an Aircraft's crew preparing for a flight
ATCS of Pulkovo Airport	-The air traffic control system of Pulkovo Airport
PA	-An Aircraft parking area at the aerodrome of Pulkovo Airport

1. BASIC PROVISIONS

1.1. This Procedure of work on refueling (supply of) the Aircrafts with aviation fuel at Pulkovo Airport (hereinafter referred to as "the Procedure) determines the order and conditions of performance by the Seller of the procedures of supply of the Fuel for the Buyer's Aircrafts for performance of all kinds of flights to Pulkovo Airport, through refueling by FT or FE of PRS of the Seller acting on its own behalf and as an agent for its Subsidiaries, if any.

1.2, The Fuel sold shall meet GOST 10227-86, and shall have a Russian certificate of conformity. According to the requirements of the Manual of receipt, storage, preparation to delivery for refueling, and quality control of aviation fuels, lubricants and special liquids, approved by Order of the Air Transport Department of 17.10.1992 No OV-126 (hereinafter referred to as "the Quality Control Manual"), AWC-L may be added (loaded) in the Fuel. The rates of addition of AWC liquid in the Aviation Fuel shall be determined by Manual DV-126 and the Flight Operating manual (FOM) for a certain type of Aircrafts. In case of ay discrepancies between the rates of addition of AWC liquids specified in this Manual and the rates fixed by FOM, the rates provided for by FOM shall be followed.

1.3. Before delivery of the Fuel for refueling the Buyer's Aircraft, it shall be prepared according to the requirements of the current NTD of the FEACA
If any subsequent requirement introduced by the FEACA changes the procedure of application, preparation and refueling Aircrafts with the Fuel within the territory of Russia, which change could impose on the Seller any restrictions connected with sales of this Fuel, the Seller must notify the Buyer. In this case, the Buyer's prior consent shall be required to supply such Fuel for its Aircrafts.

1.4. The Seller's fuels & lubricants laboratory shall control quality of the Fuel filled in the Buyer's Aircraft by the physical parameters specified in table No 9 of the Quality Control Manual and according to the field of activities provided for it upon certification in the RF Civil Aviation Certification System. Proceeding from the results of quality control of the Fuel by the Seller's fuels & lubricants laboratory, a Fuel Quality Certificate shall be issued (executed), being the grounds for subsequent execution of a Fuel Voucher: at the Buyer's request, a copy of a Quality Certificate for the Fuel from the feed tank shall be delivered to the senior shift officer of the flights and production section by internal airport phones at: 48-52, 24-31 or by mobile phone at: 932-85-68).

2. FUEL DELIVERY PROCEDURE

2.1. The Seller shall ensure the fuelling of the Buyer's Airliner and shall take all reasonable measures to eliminate any delay in the Buyer's Aircraft departure. If the Buyer's Aircraft arrives prior to the time of arrival specified in the time-table, or is late, or performs a regular flight beyond the time-table, the Seller shall try to fuel the Buyer's Aircraft according to the maintenance schedules being in effect in Pulkovo Airport for maintenance of certain types of Aircrafts within the shortest time, without breaking the sequence of approaching or interfering with the maintenance of an Aircraft by the airport's other services participating in preparation of an Aircraft for departure.

In any case, the Seller shall fulfill the order of ATCS of "PULKOVO" Airport -division of the aerodrome owner with the request either to stop or to suspend the refueling for an indefinite period, and/or shall notify the Seller of the time of approach of its FE to the Buyer's Aircraft for refueling (additional refueling), as well as on the time of departure of FE from an Aircraft after refueling. The Seller shall record such orders of the ATCS of "PULKOVO" Airport in writing in a special log-book.

If the Buyer's representative has failed to notify the ATCS of "PULKOVO" Airport or the Seller's flight service in due time on its waiver of refueling, and if the Seller's FT has arrived at an Aircraft's parking area and there received such waiver, in this case a corresponding Certificate on the failed refueling shall be executed.

2.2. Operations on refueling will be carried out according to the existing requirements established by the FEACA, as well as the requirements and restrictions being in effect within the territory of Pulkovo Airport and introduced by the airport administration. When carrying out the operation on filling an Aircraft with the Fuel, the Seller's representative shall:

-place FE near an Aircraft according to the existing instructions and schemes of approach to a certain type of aircrafts, not closer than 5 meters from an Aircraft's outside points, with subsequent fixation of FE with backing blocks after stoppage;

-ground it with an Aircraft;

-unwind and connect dispensing hoses to an Aircraft's onboard filling nozzle (opening and shutting of refueling necks and onboard filling nozzles of an Aircraft shall be ensured by the Buyer or by engineering personnel of Pulkovo Airport);

-control the state of the refueling equipment and the quantity of the Fuel fed using readings of a fuel meter;

-produce, at the Buyer's request, a sample of the Fuel from FE for visual examination of the level of purity.

2.3. Responsibility for loss of the Fuel as to quantity and quality shall pass to the Buyer as of the moment of passage of the Fuel through the onboard reception filling nozzle of the fuel system of the Buyer's Aircraft being refueled in case of a "closed" method of refueling, or through the refueling neck of the fuel tank of the Buyer's Aircraft being refueled in case of an "open" method of refueling (additional refueling).

2.4. Readings of fuel meters of the Seller's FE shall be accepted by the Buyer as true readings of the quantity of the Fuel being fed.

2.5. Prior to commencement of the operation on filling an Aircraft with the Fuel, the Seller shall, on an Aircraft's parking area, produce to the Buyer a "Fuel Voucher" being a document constituting the grounds for filling the Buyer's Aircraft with the Fuel by certain FE.

2.6. The Seller may use or apply its (internal) procedures of checking quality and purity of the Fuel, as well as the procedures of work, provided that such procedures of checking and work would not constitute causes of deterioration of flight safety or of quality control of the Fuel, established by the requirements of the FEACA.

2.7. The Seller's FE shall enter the parking area where the Buyer's Aircraft has been placed for refueling only upon receipt of permission from the Buyer's representative or engineering personnel of Pulkovo Airport serving the Buyer's Aircraft and appointed by it as a person in charge of reception and release of an Aircraft for a flight. The Seller shall not proceed with filling the Buyer's Aircraft with the Fuel till receipt of a corresponding command from the Buyer's representative, and if the Buyer's representative is absent in the area of service of an Aircraft and/or onboard an Aircraft, the Seller shall ensure execution of a necessary quantity of copies of a fuel distribution form, agreed upon with the Buyer for filling an Aircraft with the Fuel.

2.8. Management of approach of FE to an Aircraft within the borders of the parking area shall be carried out by the Seller's personnel holding a corresponding certificate for the right to manage approach (departure) FE to/from an Aircraft, issued by the administration of "PULKOVO" Airport. And the Buyer's representative shall have the right to control correctness of actions being taken by the Seller's personnel. Should any violations be revealed, it shall request elimination thereof, or stop the maneuvering of FE on the parking area by an Aircraft.

2.9. The Seller shall specify data on density and temperature of the Fuel, as well as density and temperature of AWC-L, if it will be added to the Fuel, in a "Fuel Voucher" to be issued by it for each FE. which shall be executed by the Seller when preparing the Fuel for refueling an Aircraft at the feed warehouse (terminal). Density of the Fuel and AWC-L shall be established by the Seller at least 3 times a shift (12 hours), namely in the beginning, in the middle and in the end, in samples taken from the warehouse feed tanks, i.e. the tanks from which the Fuel and AWC-L are released.

2.10. In case of any emergency (abnormal) situations, the Buyer must, jointly with engineering personnel of "PULKOVO" Airport who serve the Aircraft, stop the refueling of the Aircraft, cut off power supply to the Aircraft, and call for a fire-rescue team of the Emergency Searching and Rescue Flight Support Service (ESRFSS) of "PULKOVO" Airport to the Aircraft's parking area. The Seller's representatives must disconnect dispensing hoses, grounding cables, remove backing blocks and remove FE from the service area for a distance of at least 75 meters from the Aircraft

2.11. The Fuel prepared by the Seller for sale and turned out to be of poor-quality shall not be accepted by the Buyer at its absolute discretion.

2.12. The Fuel shall only be fed by the Seller to the Buyer's Aircraft at an Aircraft's parking area equipped and designated in Pulkovo Airport, and provided that an Aircraft has been placed on the area according to the marking and within the designated borders of the parking area equipped with jacks for grounding FE and an Aircraft, equipped with a step-ladder (required when refueling for connection and disconnection of a refueling head to/from an Aircraft's onboard filling nozzle), illuminated at night, evening, and morning.

If such conditions have not been ensured, the Seller shall refuse the Buyer in refueling till the Buyer has settled with the airport authorities the issue of ensuring acceptable conditions for filling the Buyer's Aircraft with the Fuel on this certain parking area, or on other parking area in Pulkovo Airport.

In that case, any delay in service and/or delayed departure of an Aircraft shall be attributed to the Buyer who has not ensured proper conditions for safe service of an Aircraft in Pulkovo Airport.

Note: If the Buyer, on agreement with the management of "PULKOVO" Airport, agrees to place an Aircraft for service on a parking area the dimensions of which are less than provided for a certain type of Aircrafts, and/or if the horizontal markings of a parking area does not meet the NTD, the Seller shall agree to fill an Aircraft with the Fuel, but in this case all responsibility for possible breakdowns of and damages to the Aircraft in the course of service of the Aircraft on such parking area shall be attributed to the Buyer.

2.13. The Buyer shall bear exclusive responsibility for work with all on board switches for pre-sett1ng the quantity of the Fuel to be fed to an Aircraft's fuel systems, distribution thereof by tanks, and for centering an Aircraft.

2.14. The Seller shall not provide to the Buyer the services specified in clause 2.13. If the Buyer is unable to carry out operations stipulated in clause 2.13 (for example, performance of flights with an incomplete crew, etc.), the Buyer must notify the administration of "PULKOVO" Airport reasonably in advance on provision of such services by the airport's engineering personnel holding permission to perform such kind of works.

When planning regular flights in Pulkovo Airport, the Buyer shall, at own expense, train the airport's technicians and issue necessary permissions to them (shall issue certificates) for the works connected with refueling the Buyer's Aircraft, which require manual (remote) distribution of the Fuel by an Aircraft's tanks.

2.15. The process of refueling an Aircraft shall be supervised by both Parties.

2.15.1. In this case, the Buyer shall have the right to stop (not to allow) refueling of an Aircraft if:

  -there is any leakage of the Fuel (oil) from FE's process equipment;
  -connecting parts of FE's onboard filling nozzles and the Aircraft are polluted;
  -a water hydrant well is filled with water (when RU is used for refueling):
  -the pressure difference on filters of FT and RU exceeds the allowable values;
Responsibility for any flight delay which has taken place as a result of stoppage of refueling for the reasons listed in item 2.15.1. shall be borne by the Seller.

2.15.2. The Seller's representatives shall have the right not to serve the Buyer's Aircraft if there are no:

  -grounding devices (grounding jack) of FEs, and/or if the places of their locations (grounding jacks) have not been cleared from snow, ice, dust and other deposits on the parking area;
  -T-shaped sign of the place of stop of special transport, from which FE shall enter the parking area to the Aircraft;
  -Illumination at evening, night and morning;
  -serviceable step-ladder corresponding to the type of an Aircraft being served, where the conditions of refueling require such step-ladder.

Responsibility for any flight delay which has taken place as a result of stoppage of refueling for the reasons listed in item 2.15.1. shall be borne by the Buyer.

2.16. Data on the quantity of the Fuel to be fed to an Aircraft shall be specified by the Seller in a "Fuel distribution form for refueling an Aircraft", form No TZK-01, with all columns thereof completed and with indication of all requisites on the parking area after refueling an Aircraft. If E several FEs are used for refueling an Aircraft, a fuel distribution form shall be executed for each FE participating in the refueling. Based on a Fuel Voucher issued by the Seller for each FE, the following shall be specified in a fuel distribution form (order):

  -Fuel brand;
  -percentage of AWC-L;
  -density of the Fuel and AWC-L;
  -number of the Fuel Voucher.

Based on the inscriptions on the fuselage and/or on an Aircraft's wing, the following shall be specified in a fuel distribution form:

  -type and tail number of the Aircraft;
  -name of the Airline.
  -flight number according to the daily flight plan of Pulkovo Airport.
  -time of beginning and completion of refueling.
  -FE number

The quantity of the Fuel delivered, in liters, shall be specified proceeding from readings of a fuel meter installed on the Seller's FE. The quantitative readings of a fuel meter of the Seller's FE shall be accepted by the Buyer as authentic.

The weight in kg of the Fuel and AWC-Iiquid delivered shall be specified in a fuel distribution form in the course of accounting processing of documents.

Note: The form No TZK-01 "A fuel distribution form for refueling an Aircraft" shall be executed by the Seller in a printing house in the format 225 mm x 150 mm, selfcopying, multi-colored, in the form of separate complete sets, glued by the left edge, with tear-off punching at 15 mm from the left edge of the form. Seal color: black.

Color of the paper:

  -of the first and second copies: blue (for the Buyer and/or its representation at Pulkovo Airport, and/or for the Aircraft owner);
  -of the third and fourth: yellow (for the Seller, organizationrefueling operator);
  -of the fifth: white (for a customs authority).

All copies of the form shall have the same identification data: series, alphabetic identification according to the Russian alphabet, and six-character's numerical number. The Seller shall reserve the right to make subsequent changes in the form No TZK-01 both at its own discretion, and at request of the FEACA.

2.17. The Buyer's representative shall have the right to request that the Seller's authorized person re-execute a fuel distribution form in the form No TZK-01, if any errors or discrepancies are revealed immediately in the place of E execution (issue) thereof. Authorized persons of both Parties shall bear equal responsibility for correct and complete execution of a fuel distribution form upon signing thereof.

2.18. If any obvious errors (discrepancies) and/or differences in data are revealed by either Party or by both Parties in a fuel distribution form (order) in the course of accounting processing (verification), the Parties, on agreement between themselves, shall either make changes therein or issue a new fuel distribution form (order).

2.19. If either Party has lost a prior executed fuel distribution form (order), a Party which holds a copy of the lost document shall make another copy thereof and, having certified the same with the signature of CEO and the corporate seal, transfer it to the other Party pursuant to a letter.

3. CHECKS AND SAMPLING OF FUEL

3.1. The Buyer or its representative in Pulkovo Airport shall have the right to carry out a technical check or inspection of the following positions:

a) the Seller's instructions and procedures of works being in effect according to the provisions of clause 2.6. of this Procedure;

b) log-books of the results of quality checks and analyses of the Fuel, as well as the Seller's process operations in the course of preparation for filling an Aircraft with the Fuel;

c) operation of the equipment participating in the process of aviation fuel supply;

d) certificate of conformity, license and permission to perform certain kinds of works (procedures) connected with provision of an Aircraft with aviation fuel;

e) metrological checks of the measurement tools used in the process of provision of an Aircraft with aviation fuel, and certificates on passage of such checks.

3.2. The Buyer or its representative shall have the right to take samples of the Fuel intended for sale to the Buyer, which sampling the Seller shall have the right to carry on in the presence of the Buyer (its representative).

The Buyer shall, not later than 72 hours in advance, notify the Seller on its intention to receive (take) samples of the Fuel used for filling the Buyer's Aircraft. Sampling shall be carried out on-site and using a method agreed upon by the Parties.

At the same time, the Seller shall have the right to take from the same point and to certify, according to the requirements of the FEACA's NTD, an arbitration sample of the Fuel, which sample shall be kept with its fuels & lubricants laboratory till receipt from the Buyer of the results of an analysis of the sample it has taken, and, if necessary and depending on the circumstances, to carry out an analysis of the arbitration sample in its fuels & lubricants, or I in the Center of Certification of Aviation Fuels, Lubricants and Special Liquids of FGUP GosNII GA (22 bldg. 2, Planernaya Ul, Moscow).

3.3. The Selle,r shall not accept the results of an analysis of a sample of the Fuel carried out by the Buyer, if such analysis has been carried out in a laboratory (organization), which does not hold a certificate of conformity in the system of certification on Air Transport of the Russian Federation.

If the Buyer, based on such results of an analysis, distribute any information to third parties, the Seller shall consider such actions of the Buyer as biased and aimed at disruption of the Seller's image, with all consequences thereof according to the current laws of the Russian Federation.

3.4. In case of any differences between the Parties as to quality of the Fuel fed to the Buyer's Aircraft, the Parties shall carry out an arbitration analysis in the Center of Certification of Aviation Fuels, Lubricants and Special Liquids of FGUP GosNII GA (22 bldg. 2, Planernaya Ul., Moscow)

4. CLAIMS, STATEMENT

4.1. Claims concerning:

  -incomplete refueling and/or delays in refueling;
  -actions of the Seller's personnel in the course of service of an Aircraft;
  -quantity of the Fuel;
  -technical order (malfunctions) of the Seller's FE;
  -execution of fuel distribution forms (requirements) and vouchers for FE, shall be produced to the Seller in the course of refueling (service of) an Aircraft, in the person of the senior shift officer of the Flight and Production Support Section (FPSS), being an authorized person for decision-making on matters related to the above-named claims (call by local internal airport telephone numbers 48-52, 24-31, and/or by mobile phone 932-85-68), with subsequent execution of a certificate (statement) not later than within 15 days after the event.

Claims as to poor quality (lack of purity) of the Fuel or for any other reasons (questions) shall be produced to the Seller within the shortest time in the form of a written statement not later than within 30 days after the event.

If a statement has not been executed within 15 or 30 days, respectively, this shall mean a wavier of the right to produce a claim.

5. FUELLING THE AIRCRAFT WITH PASSENGERS ONBOARD, OR IN THE COURSE OF PASSENGER LOADING AND UNLOADING

5.1. According to the requirements being in effect at civil aerodromes (Airports), filling an Aircraft with the Fuel may be carried out with passengers on board, or in the course of passenger loading and unloading at request of the crew of the Buyer's Aircraft or the aviation authorities of Pulkovo Airport (Chief of the ATCS or a shift deputy chief of the airport). In that case, the Buyer shall bear exclusive responsibility for compliance with all requirements produced by the administration of Pulkovo Airport, as well as for following corresponding safety rules, calling for fire special equipment to the Buyer's Aircraft on the parking area in the course of filling with the Fuel with passengers onboard, and presence of such special equipment on the parking area till full completion of refueling.

For the Seller /signed/ /sealed/	For the Buyer /signed/ /sealed/